UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): August 22, 2008 (August 17, 2008)

Sona Mobile Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12817	95-3087593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 17, 2008, Sona Mobile, Inc., a wholly owned subsidiary of Sona Mobile Holdings Corp. and Sona Innovations, Inc., a wholly owned subsidiary of Sona Mobile, Inc. (collectively the “Company”) entered into a Licence and Distribution Agreement (the “License Agreement”) with eBet Limited, eBet Gaming Systems Pty. Ltd. and eBet Systems Pty. Ltd. (collectively, “eBet”) for the license of the Company’s software applications and for the distribution of eBet’s products and software applications.  As part of the terms of the License Agreement, the parties would also enter into a Master Services Agreement (the “Services Agreement”).  Pursuant to the License Agreement, closing was to occur no later than August 22, 2008 by which time the Services Agreement would be executed.  If such conditions of closing were not met by August 22, 2008, the License Agreement would terminate.  On August 21, 2008, the Company entered into a First Amendment to the Licence and Distribution Agreement (the “Amendment”) to extend the closing date until August 25, 2008 to allow more time to finalize the drafting of the Services Agreement.

Pursuant to the terms of the License Agreement, the Company grants to eBet an exclusive license  to the Company’s software applications for use throughout the world except for North, Central and South America and the Caribbean, for eBet to promote, market and distribute.  The Company retains the exclusive rights to any future software developed by eBet (with or without assistance from Sona) in North, Central and South America and the Caribbean.  Additionally, the Company receives the rights to become a non-exclusive distributor of the eBet products and software applications in North, Central and South America and the Caribbean.

Under the terms of the License Agreement, the Company is to receive $2,500,000 as a licence fee, of which $250,000 was paid upon the execution of the License Agreement and the balance is due at closing at which time the Services Agreement is to be executed.  Additionally, the Company is to receive additional license fees of 20% of all net revenues earned by eBet from the sale and distribution of the Company’s software applications once eBet earns $5,000,000 from the sale and distribution of those products.  As a distributor of eBet products and software applications, the Company will pay eBet a license fee of 20% of all net revenues earned by the Company from the sale and distribution of eBet’s products and software applications once the Company earns $5,000,000 from the sale and distribution of those products and software applications.

Pursuant to the terms of the Services Agreement, to be executed between Sona Mobile Holdings Corp. and eBet Services Pty. Limited, eBet is to provide advisory services, including operational, financial and marketing services, appoint the chief executive officer of Sona and to have equal representation on the Company’s board of directors. eBet is also to  provide ongoing development and software maintenance services to the Company, for the Company’s software applications.

In consideration of eBet providing advisory services under the Services Agreement, the Company will pay eBet 50% of the Company’s Net Income Before Income Taxes during the term of this Agreement on an annual basis once the Company has enough cash on hand to pay down the Company’s outstanding interest bearing debt facilities when such facilities come due, and has sufficient cash to fund working capital to continue the operations of the Company.  In addition, the Company will pay eBet’s designee as the chief executive officer the equivalent of $250,000 annually payable in shares of common stock by equal installments quarterly.

For the provision of the ongoing development and software maintenance services to the Company for the Company’s software applications, the Company will pay eBet for the labor costs incurred pursuant to each statement of work with a total maximum not to exceed $500,000 for all work performed by eBet, even if such costs exceed this amount.  Such payments will accrue quarterly as they are incurred and will be deferred until the second quarter of 2009 when payments will commence on the last day of each quarter thereafter with payments not to exceed $125,000 per quarter.

eBet Limited (EBT.AX) is a gaming systems and technology company listed on the Australian Stock Exchange that develops and markets gaming system products, and develops Internet based gaming and wagering services with operations and contractual arrangements in Australia, New Zealand, Canada, Singapore, Greece, the US and Canada.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

10.1	Licence and Distribution Agreement between Sona Mobile, Inc and Sona Innovations, Inc. and eBet Limited, eBet Gaming Systems Pty. Ltd. and eBet Systems Pty. Ltd., dated August 17, 2008.

10.2	Amendment to the Licence and Distribution Agreement between Sona Mobile, Inc and Sona Innovations, Inc. and eBet Limited, eBet Gaming Systems Pty. Ltd. and eBet Systems Pty. Ltd., dated August 21 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: August 22, 2008	By:	/s/ Stephen Fellows
Name: Stephen Fellows Title: Chief Financial Officer